Exhibit 5.1

Opinion of Bassem Shakeel, Vice-President, Associate General Counsel and Corporate Secretary of the Registrant

August 1, 2025

Magna International Inc.

337 Magna Drive

Aurora, Ontario

L4G 7K1

Ladies and Gentlemen:

Re:    Registration Statement on Form S-8 with respect to the Magna International Inc. 2025 Incentive Stock Option Plan (the “Plan”)

I have examined the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed by Magna International Inc. (the “Corporation”) with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 9,000,000 Common Shares of the Corporation, without par value (the “Shares”), to be issued under the Plan.

As Vice-President, Associate General Counsel and Corporate Secretary of the Corporation, I am familiar with the Restated Articles of Incorporation and By-Law 1 of the Corporation and with its affairs, including the actions taken by the Corporation in connection with the Plan. I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing, I am of the opinion that the Shares, when issued pursuant to the terms and conditions set forth in the Plan, will be validly issued, duly authorized, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name wherever appearing in the Registration Statement.

Very truly yours,

/s/ Bassem A. Shakeel
Bassem A. Shakeel
Vice-President, Associate General Counsel and Corporate Secretary